Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We have issued our report dated March 19, 2008, with respect to the financial statements of Rubicon Technology, Inc. contained in the Registration Statement and Prospectus. We consent to the use of the aforementioned report in the Registration Statement and Prospectus filed pursuant to Rule 462(b) of the Securities Act of 1933, as amended, and to the use of our name as it appears under the caption “Experts.”

/s/ GRANT THORNTON LLP

Madison, Wisconsin

May 6, 2008